LaSalle Bank N.A.	Call Date: 12/31/2003	ST-BK: 17-1520	EXHIBIT 7
135 South LaSalle Street
Chicago, IL 60603		CERT: 15407

Transit Number: 71000505

Consolidated Report of Condition for Insured Commercial and

State-Chartered Savings Banks for December 31, 2003

All schedules are to be reported in thousands of dollars. Unless otherwise indicated,

report the amount outstanding as of the last business day of the quarter.

Schedule RC—Balance Sheet

			Dollar Amounts in Thousands
ASSETS
1. Cash and balances due from depository institutions (from Schedule RC-A):			RCFD
a. Noninterest-bearing balances and currency and coin (1)			0081	1,554,805
b. Interest-bearing balances (2)			0071	56,005
2. Securities:
a. Held-to-maturity securities (from Schedule RC-B, column A)			1754	142,797
b. Available-for-sale securities (from Schedule RC-B, column D)			1773	22,784,500
3. Federal funds sold and securities purchased under agreements to resell
a. Federal funds sold in domestic offices			B987	563,175
b. Securitites purchased under agreements to resell (3)			B989	66,897
4. Loans and lease financing receivables (from schedule RC-C)
a. Loans and leases held for sale			5369	327,449
b. Loans and leases, net of unearned income	B528	33,455,126
c. LESS: Allowance for loan and lease losses	3123	633,448
d. Loans and leases, net of unearned income, allowance, and reserve (item 4.a minus 4.b and 4.c)			B529	32,821,678
5. Trading assets (from Schedule RC-D)			3545	292,215
6. Premises and fixed assets (including capitalized leases)			2145	278,382
7. Other real estate owned (from Schedule RC-M)			2150	15,559
8. Investments in unconsolidated subsidiaries and associated companies (from Schedule RC-M)			2130	0
9. Customers’ liability to this bank on acceptances outstanding			2155	18,213
10. Intangible assets (from Schedule RC-M)
a. Goodwill			3163	181,613
b. Other Intangible assets			0426	5,160
11. Other assets (from Schedule RC-F)			2160	2,150,409
12. Total assets (sum of items 1 through 11)			2170	61,258,857

(1)	Includes cash items in process of collection and unposted debits.
(2)	Includes time certificates of deposit not held for trading.
(3)	Includes all securites resale agreements in domestic and foreign offices, regardless of maturity.

LaSalle Bank N.A.	Call date: 12/31/2003	ST-BK: 17-1520
135 South LaSalle Street
Chicago, IL 60603		CERT: 15407

Transit Number: 71000505

Schedule RC—Continued

			Dollar Amounts in Thousands
LIABILITIES
13. Deposits:
a. In domestic offices (sum of totals of columns A and C from Schedule RC-E, part I)			RCON
			2200	27,672,604
	RCON
(1) Noninterest-bearing (1)	6631	6,799,408
(2) Interest-bearing	6636	20,873,196
			RCFN
b. In foreign offices, Edge and Agreement subsidiaries, and IBFs (from Schedule RC-E, part II)			2200	7,381,077
	RCFN
(1) Noninterest-bearing	6631	0
(2) Interest-bearing	6636	7,381,077
			RCON
14. Federal funds purchased and securities sold under agreements to repurchase:
a. Federal funds purchased in domestic offices (2)			B993	1,688,795
			RCFD
b. Securities sold under agreements to repurchase (3)			B995	3,476,413
15. Trading liabilities (from Schedule RC-D)			3548	176,632
16. Other borrowed money (includes mortgage indebtedness and obligations under capitalized leases): From schedule RC-M			3190	11,488,432
17. Not applicable.
18. Bank’s liability on acceptances executed and outstanding			2920	18,213
19. Subordinated notes and debentures (4)			3200	540,000
20. Other liabilities (from Schedule RC-G)			2930	3,983,399
21. Total liabilities (sum of items 13 through 20)			2948	56,425,565
22. Minority Interest in consolidated subsidiaries			3000	29,039

EQUITY CAPITAL
			RCFD
23. Perpetual preferred stock and related surplus			3838	635,410
24. Common stock			3230	41,234
25. Surplus (exclude all surplus related to preferred stock)			3839	2,000,163
26. a.Retained Earnings			3632	1,979,389
b. Accumulated Other Comprehensive income.(5)			B530	148,057
27. Other Equity capital components (6)			3284	0
28. Total equity capital (sum of items 23 through 27)			3210	4,804,253
29. Total liabilities, minority interest, and equity capital (sum of items 21, 22, and 28)			3300	61,258,857

Memorandum
To be reported only with the March Report of Condition.

1. Indicate in the box at the right the number of the statement below that best describes the most comprehensive level of auditing work performed for the bank by independent external auditors as of any date during 2001

			RCFD 6724	Number N/A

1	=	Independent audit of the bank conducted in accordance with generally accepted auditing standards by a certified public accounting firm which submits a report on the bank	4	=	Directors’ examination of the bank conducted in accordance with generally accepted auditing standards by a certified accounting firm. (may be required by state chartering authority)

2	=	Independent audit of the bank’s parent holding company conducted in accordance with generally accepted auditing standards by a certified public accounting firm which submits a report on the consolidated holding company (but not on the bank separately)	5	=	Directors’ examination of the bank performed by other external auditors (may be required by state chartering authority)

3	=	Attestation on bank managements assertion on the effectiveness of the banks internal control over financial reporting by a certified public accounting firm. with generally accepted auditing standards by a certified public accounting firm	6	=	Review of the bank’s financial statements by external auditors

			7	=	Compilation of the bank’s financial statements by external auditors

			8	=	Other audit procedures (excluding tax preparation work)

			9	=	No external audit work

(1)	Includes total demand deposits and noninterest-bearing time and savings deposits.
(2)	Report overnight Federal Home Loan Bank advances in Schedule RC, item 16 “other borrowed money.”
(3)	Includes all securities repurchased agreements in domestic and foreign offices, regardless of maturity.
(4)	Includes limited-life preferred stock and related surplus.
(5)	Includes net unrealized holding gains(losses) on available for sale securities, accumulated net gains (losses) on cash flow hedges, cumulative foreign currency translation adjustments, and minimum pension liability adjustments.
(6)	Includes treasury stock and unearned Employee Stock Ownership plan shares.